UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 12, 2010

Alterra Capital Holdings Limited

(Exact name of registrant as specified in its charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

000-33047	98-0584464
(Commission File Number)	(I.R.S. Employer Identification No.)

Alterra House, 2 Front Street, Hamilton, Bermuda	HM 11
(Address of principal executive offices)	(Zip Code)

(441) 295-8800

(Registrant’s telephone number,

including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On May 12, 2010, pursuant to the terms of that certain Agreement and Plan of Amalgamation, dated as of March 3, 2010 (the “Agreement and Plan of Amalgamation”), by and among Alterra Capital Holdings Limited (formerly known as Max Capital Group Ltd., the “Company”), Harbor Point Limited (“Harbor Point”) and Alterra Holdings Limited (“Alterra Holdings”), Harbor Point amalgamated with Alterra Holdings, with the amalgamated company (which will continue as Alterra Holdings Limited, the “Amalgamated Company”) continuing as a direct, wholly owned subsidiary of the Company (the “Amalgamation”).

On May 12, 2010, at the effective time of the Amalgamation, the Company assumed all outstanding warrants to purchase Class A voting common shares of Harbor Point (“Harbor Point Warrants”) and issued amended and restated warrants (the “A&R HP Warrants”) to the holders of Harbor Point Warrants. The A&R HP Warrants provide the holders thereof the right to purchase, on substantially similar terms to the Harbor Point Warrants, a number of common shares, par value $1.00 per share, of the Company (“Company Common Shares”) equal to the product of (1) the number of Class A voting common shares of Harbor Point subject to the Harbor Point Warrant being replaced immediately prior to the effective time of the Amalgamation and (2) the exchange ratio of 3.7769, rounded down, if necessary, to the nearest whole share. The A&R HP Warrants have an exercise price per share equal to the quotient of (1) the per share exercise price of the warrant being replaced immediately prior to the effective time of the Amalgamation divided by (2) the exchange ratio of 3.7769, rounded up, if necessary, to the nearest cent. The A&R HP Warrants contain anti-dilution provisions related to, among other things, distributions on Company Common Shares, sales of Company Common Shares (or convertible securities whose total cost including acquisition and exercise price is) below market price, and dividends on Company Common Shares. Upon payment by the Company of a cash dividend, each holder of an A&R HP Warrant will be entitled to elect to receive either an adjustment to the warrant exercise price and the number of shares issuable upon exercise of such warrant or, in lieu of such adjustments, cash upon exercise in an amount that the holder would have been entitled to receive had it exercised such warrant immediately prior to the record date for such cash dividend.

Former holders of Harbor Point Warrants issued to legacy Harbor Point employees will not have the right to receive an adjustment to the exercise price of their A&R HP Warrants following the payment by the Company of cash dividends. Instead, in the event of any cash dividends by the Company, holders of such warrants are only entitled to cash payments at the time of exercise in the amount they would have received had they exercised their warrants immediately prior to the record date for such cash dividends.

As a result of the Amalgamation, the Company issued A&R HP Warrants to acquire an aggregate of 8,911,449 Company Common Shares. The Company issued A&R HP Warrants to purchase an aggregate of 8,617,224 Company Common Shares to non-employees, each with an exercise price of $22.54 per share. The Company also issued A&R HP Warrants to purchase an aggregate of 294,225 Company Common Shares to legacy Harbor Point employees, each with an exercise price of $26.48 per share.

The foregoing summary is qualified in its entirety by reference to the Form of Amended and Restated Warrant for Former Harbor Point holders filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on May 14, 2010, and incorporated by reference hereto as Exhibit 10.1.

ITEM 8.01	OTHER EVENTS.

In the Company’s Current Report on Form 8-K, filed on May 14, 2010, one of the Company’s directors, Mr. James Carey was improperly identified as chairman of the Company’s Underwriting/Risk Management Committee. Mr. John Berger, a director and the Company’s Vice Chairman and Chief Executive Officer or Reinsurance, is chairman of the Company’s Underwriting/Risk Management Committee.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

The following Exhibits are filed herewith:

Exhibit No.	Description

10.1	Form of Amended and Restated Warrant for Former Harbor Point holders issued May 12, 2010 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on May 14, 2010)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERRA CAPITAL HOLDINGS LIMITED

Date: May 18, 2010	By:	/S/ PETER A. MINTON
	Name:	Peter A. Minton
	Title:	Executive Vice President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Amended and Restated Warrant for Former Harbor Point holders issued May 12, 2010 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on May 14, 2010)